EXHIBIT 12



Boeing Capital Corporation and Subsidiaries
Computation of Ratio of Income to Fixed Charges


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

                                                                                    Nine months ended
                                                                                      September 30,
(Dollars in millions)                                                             1999              1998
---------------------------------------------------------------------------------------------------------------
Income:
    Income before provision for income taxes                               $         78.2    $         78.4
    Fixed charges                                                                    98.3              98.6
                                                                           ------------------------------------
    Income before provision for income taxes and fixed charges             $        176.5    $        177.0
                                                                           ====================================

Fixed charges:
    Interest expense                                                       $         95.7    $         95.6
    Preferred stock dividends                                                         2.6               3.0
                                                                           ------------------------------------
                                                                           $         98.3    $         98.6
                                                                           ====================================

Ratio of income before provision for income taxes and fixed
    charges to fixed charges                                                       1.80              1.80
                                                                           ====================================

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